Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into on May 1, 2017 by and between Curtis Brunson (hereinafter “Consultant”), on the one hand, and L3 Technologies, Inc. (“L3” or the “Company”), on the other hand (Consultant and L3 are sometimes collectively referred to as the “Parties”).

1.
Consulting Services.

 Consultant and L3 have agreed that, subject to paragraph 4(b) Consultant shall provide consulting services to L3 as may be requested by the Chairman and Chief Executive Officer (“CEO”) of L3 from time to time and in his discretion, in order to (i) facilitate the orderly transition of Consultant’s prior duties and responsibilities as an employee of the Company to Consultant’s successor(s) at the Company, (ii) assist with the transition of the Company’s business matters which Consultant was involved in or had obtained knowledge of as an employee of the Company and (iii) cooperate with any internal matters arising from or related to Consultant’s former employment with the Company (collectively, the “Consulting Services”).

2.	Term of Agreement; Location

a.
Consultant and Company agree that this Agreement shall commence on the date hereof (which is the day after Consultant’s retirement as an employee of the Company) and shall continue in effect until April 30, 2018 (the “Consulting Period”), unless otherwise terminated in accordance with the terms of this Agreement.

b.
Consultant shall provide the Consulting Services at such Company facilities and other locations as the CEO reasonably shall direct, and the Company shall provide Consultant the use of an office should such Services require his presence at Company facilities.  Consultant’s use and access to any applicable Company facility shall be subject to all Company policies and regulations, and any other reasonable restrictions which Company may impose from time to time.

3.	Compensation for Services

a.
In consideration of the Consulting Services to be performed by Consultant, Company shall pay Consultant a monthly fee of  $30,000 (the “Consulting Fee”) during the Consulting Period.  The Consulting Fee shall be paid in installments in biweekly intervals on the same dates as L3 payroll is paid.  The Company also agrees to reimburse Consultant for any reasonable travel expenses (at the same level of travel he enjoyed prior to his retirement, including accidental death and dismemberment travel insurance), or other out of pocket business expenses incurred by Consultant in performing the Consulting Services, provided that such travel or other business expense is incurred at the request of the CEO.

b.
To the extent that Consultant elects to receive COBRA benefits, commencing on the date such COBRA coverage begins, L3 will pay, during the Consulting Period, an amount equal to the employer portion of premiums that it currently pays for Consultant’s eligible medical coverage under plans offered by L3 and currently enjoyed by Consultant.  Consultant will be responsible for paying any remaining portion of the premiums during this time period.  It is understood and agreed that in the event Consultant commences employment with a new employer during the Consulting Period and such employer provides medical benefits, L3 shall cease paying the COBRA benefit premiums upon the date of such commencement of employment, and Consultant agrees to promptly notify L3 in writing of the date of such commencement of new employment.    L3 will also pay the premiums due in 2017 for Consultant’s Executive Life Insurance.

4.	Relationship of the Parties

a.
In the performance of the Consulting Services, Consultant’s relationship to Company shall be that of a consultant to provide services on an independent contractor basis and not as an employee of Company.  Accordingly, Company will not deduct from fees paid to Consultant any federal, state or local income taxes, disability insurance, social security or other payroll taxes, payments for unemployment compensation or any other type of withholding.  All fees paid to Consultant by Company for Consulting Services shall be reported to the Internal Revenue Service on a 1099 form.  Consultant is responsible for the payment of all taxes, including self-employment taxes.  Consultant acknowledges that he shall not participate in (and shall not receive any benefits or awards under) any Company employee benefit plans by virtue of this Agreement, subject to any post-termination benefit rights that may exist under such plans and in accordance with their terms.

b.
Without limiting in any way Consultant’s obligations under Paragraph 1 above, Company and Consultant confirm that it is currently anticipated that Consultant’s duties as a consultant for the Company would decrease to no more than 20%of the average work week performed by Consultant during his last three (3) years of employment with Company.

c.
The parties acknowledge and agree that Company shall have no right to control the manner, means or method by which Consultant performs the Consulting Services and shall be entitled only to direct Consultant with respect to the elements of the Consulting Services and to review and assess the performance of such services for the limited purposes of assuring that they have been performed.

d.
Consultant is not authorized to and shall not act on behalf of or otherwise represent L3 except at the specific request of the CEO of L3.  Consultant’s authority is limited to providing the Consulting Services, and Consultant shall have no authority, without the express written consent of the CEO, to incur any obligation or liability, or make any commitments on behalf of Company and Consultant shall not represent to any third party that he has such power or authority.

5.	Representations.

a.
In performing the Consulting Services, Consultant agrees to comply with all applicable laws, regulations and L3 policies and to not make or permit to be made, or knowingly allow a third party to make, any improper payments, or to perform any unlawful act.  To that end, Consultant agrees to provide supporting information and to execute certifications as may be required to permit Company to comply fully with applicable government regulations which are or which may become effective during the term of this Agreement.

b.	Consultant acknowledges that he has received a copy of the Company’s Code of Ethics and Business Conduct and represents that he will comply with all applicable provisions therein.

6.	Confidential Information; Engagement With Other Parties

a.
In the course of performing the Consulting Services, Consultant may be given access to Confidential/Proprietary Information (as defined in Corporate Policy 801).  Consultant agrees that Confidential Information is the sole property of L3 and Consultant agrees that he will not use or disclose Confidential Information or share, communicate or provide access to any Confidential Information to any other person, except in the performance of his duties hereunder.  Consultant further agrees that any such use or disclosure will constitute a misappropriation of Confidential Information of L3 and a violation of this Agreement.

b.
Non-Competition.   Consultant agrees that from the date hereof and continuing for the Consulting Period, Consultant shall have the right to accept employment and/or perform consulting work for one or more third parties, provided, however, that Consultant shall not, without Company’s advance written consent, perform services for any person, firm or organization relating to products or services which are competitive with Company’s products and/or services which are the subject of this Agreement.

c.
Non-Solicitation of Employees.  Consultant agrees that from the date hereof and continuing for the Consulting Period, he shall not, without the prior written consent of L3, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, on his own behalf or on behalf of any person, firm or company, solicit or offer employment to any person who is or has been employed by the Company at any time during the twelve (12) months immediately preceding such solicitation.

7.
Intellectual Property

 Consultant agrees that all work that Consultant prepares on Company’s behalf during the performance of the Consulting Services (“Work Product”) is a work-for-hire, owned exclusively by Company.  Consultant hereby assigns to Company any rights Consultant may have in such Work Product and Consultant agrees that Company shall be deemed the sole author and owner of any copyrightable material created under this Agreement.

8.	Termination

L3 may terminate this Agreement immediately and all payments due hereunder shall be forfeited if, in rendering the Consulting Services, Consultant makes improper payments or engages in unlawful conduct.

9.
Assignment

 Consultant shall not assign, transfer, or subcontract any of his obligations hereunder without the prior consent of Company.  Company may assign its rights and obligations hereunder to any subsidiary, affiliate, or successor in interest without the consent of Consultant.  It is understood and agreed that in the event of Consultant’s death during the Consulting Period, this Agreement  and any obligations thereunder shall become null and void.

10.
Entire Agreement; Choice of Law

 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  If any part of this Agreement is found to be unenforceable, the rest will remain in full force and effect.  This Agreement constitutes the entire agreement of the parties and supersedes all prior representations, proposals and communications, whether oral or in writing, in each case with respect to the subject matter contained herein.  This Agreement may be modified only in writing signed by both Consultant and Company.

Dated: February 22, 2017	/s/Curtis Brunson
 Curtis Brunson

Dated: February 22, 2017	L3 Technologies, Inc.

By:/s/Kevin Weiss
Kevin Weiss
Corporate Vice President,
Human Resources